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[LETTERHEAD OF DECHERT]                                               Exhibit 9


September 26, 2002

UBS Index Trust
51 West 52nd Street
New York, NY 10019-6114

Re:   UBS Index Trust
      Post Effective Amendment No. 8 to the
      Registration Statement on Form N-1A ("Registration Statement")

Dear Ladies and Gentlemen:

We have acted as counsel for UBS Index Trust (the "Trust"), a business trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Registration Statement relating to the issuance and sale by the Trust of an indefinite number of authorized shares of beneficial interest of the UBS S&P 500 Index Fund under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust's Certificate of Trust, Amended and Restated Trust Instrument and its Amended and Restated By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust's Statement of Additional Information of the Registration Statement to be dated September 30, 2002, and in any revised or amended versions thereof, under the caption "Legal Counsel." In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert